Exhibit 23.3

ACCOUNTANTS' CONSENT

The Board of Directors
Orbital Sciences Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Orbital Sciences Corporation of our report dated May 25, 1995, except as to Note 8(d) which is as at September 29, 1995, with respect to the consolidated balance sheets of MacDonald, Dettwiler and Associates Ltd. as at March 31, 1995 and 1994, and the related consolidated statements of earnings, retained earnings and changes in financial position for each of the years in the three-year period ended March 31, 1995, which report appears in the Form 8-K of Orbital Sciences Corporation dated October 19, 1995.


/s/ KPMG Peat Marwick Thorne

Chartered Accountants


Vancouver, Canada
November 17, 1995

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